UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2015 (July 2, 2015)

Aetna Inc.
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-16095	23-2229683
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 Farmington Avenue Hartford, CT 06156
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (860) 273-0123

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.         Entry into a Material Definitive Agreement.

Overview

On July 2, 2015, Aetna Inc. (“Aetna”), Humana Inc. (“Humana”), Echo Merger Sub, Inc., a wholly-owned subsidiary of Aetna (“Merger Sub 1”), and Echo Merger Sub, LLC, a wholly-owned subsidiary of Aetna (“Merger Sub 2”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub 1 will be merged with and into Humana, with Humana surviving the merger as a wholly-owned subsidiary of Aetna (the “First Merger”), and immediately following the First Merger, Humana will be merged with and into Merger Sub 2, with Merger Sub 2 surviving the merger as a wholly-owned subsidiary of Aetna (the “Second Merger” and together with the First Merger, the “Mergers”). At the effective time of the Second Merger, Merger Sub 2 will be renamed Humana LLC.

At the effective time of the First Merger, each share of Humana common stock (other than treasury shares held by Humana and any shares of Humana common stock beneficially owned by Aetna, any of Aetna’s subsidiaries or any person who is entitled to and properly demands statutory appraisal of his or her shares) will be converted into the right to receive (i) 0.8375 (the “Exchange Ratio”) shares of Aetna common stock (the “Per Share Stock Consideration”) and (ii) $125.00 in cash, without interest (the “Per Share Cash Consideration,” and, together with the Per Share Stock Consideration, the “Merger Consideration”).

Treatment of Equity Awards

At the effective time of the First Merger, each option to purchase shares of Humana common stock outstanding under any employee benefit plan (each, a “Humana Stock Option”) that is vested or that, pursuant to its terms as in effect as of the date of the Merger Agreement, would become vested as of the effective time of the First Merger, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the excess, if any, of (1) the sum of (x) the Per Share Cash Consideration plus (y) the value equal to the product of the Parent Stock Price (as defined below) multiplied by the Exchange Ratio (the sum of the amounts in clauses (x) and (y), the “Equity Award Cash Consideration”) over (2) the applicable per share exercise price of such Humana Stock Option multiplied by (B) the total number of shares of Humana common stock subject to such Humana Stock Option. For purposes of the Merger Agreement, the “Parent Stock Price” means the average of the volume weighted averages of the trading prices of Aetna common stock on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Aetna and Humana) on each of the five consecutive trading days ending on the trading day that is two trading days prior to the closing date of the First Merger. Each Humana Stock Option that is vested or that, pursuant to its terms as in effect as of the date of the Merger Agreement, would become vested as of the effective time of the First Merger, with a per share exercise price greater than or equal to the Equity Award Cash Consideration, will be cancelled for no consideration.

Each Humana Stock Option that (i) is not cancelled pursuant to the provisions described in the preceding paragraph or (ii) is granted after the date of the Merger Agreement (to the extent permitted by the Merger Agreement), at the effective time of the First Merger will, by virtue of the First Merger and without further action on the part of any holder thereof, be assumed by Aetna and become, as of the effective time of the First Merger, an option (an “Assumed Stock Option”) to purchase, on the same terms and conditions (including with respect to vesting, exercise and expiration provisions) as applied to each such Humana Stock Option immediately prior to the effective time of the First Merger, shares of Aetna common stock, except that (A) the number of shares of Aetna common stock subject to such Assumed Stock Option will equal (x) the number of shares of Humana common stock that were subject to such Humana Stock Option immediately prior to the effective time of the First Merger, multiplied by (y) the Equity Award Exchange Ratio (as defined below), rounded down to the nearest whole share, and (B) the per-share exercise price will equal the quotient of (1) the exercise price per share of Humana common stock at which such Humana Stock Option was exercisable immediately prior to the effective time of the First Merger, divided by (2) the Equity Award Exchange Ratio, rounded up to the nearest whole cent. For purposes of the Merger Agreement, the “Equity Award Exchange Ratio” means the sum of (i) the Per Share Stock Consideration, plus (ii) the quotient of (x) the Per Share Cash Consideration, divided by (y) the Parent Stock Price, rounded to the nearest one thousandth.

Immediately prior to the effective time of the First Merger, for each restricted stock unit award with respect to shares of Humana common stock outstanding under any employee benefit plan that (i) either (x) vests solely based on the passage of time (each, a “Humana RSU Award”) or (y) vests based on the achievement of performance goals (each, a “Humana PSU Award”) and (ii) pursuant to its terms as in effect on the date of the Merger Agreement, provides for accelerated vesting upon the consummation of the transactions contemplated by the Merger Agreement: (1) the restrictions and vesting conditions applicable to such Humana RSU Award or Humana PSU Award will lapse and (2) each such Humana RSU Award or Humana PSU Award will, by virtue of the First Merger and without any action on the part of the holder thereof, be converted as of the effective time of the First Merger into the right to receive, with respect to each share of Humana common stock underlying such Humana RSU Award or Humana PSU Award, the Merger Consideration plus a cash amount equal to the accrued but unpaid dividend equivalent rights relating to such Humana RSU Award or Humana PSU Award (collectively, the “Award Consideration”). Humana PSU Awards will be converted assuming the achievement of maximum level of performance to the extent required by their terms.

Each Humana RSU Award and Humana PSU Award that (i) is not converted into a right to receive the Award Consideration or (ii) is granted after the date of the Merger Agreement (to the extent permitted by the Merger Agreement), at the effective time of the First Merger will, by virtue of the First Merger and without further action on the part of any holder thereof, be assumed by Aetna and will be converted into a restricted unit award corresponding to the Merger Consideration (each, an “Assumed Restricted Unit Award”) that settles in (A) an amount in cash equal to the sum of an amount equal to the accrued but unpaid dividend equivalent rights relating to such Assumed Restricted Unit Award plus the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Humana common stock underlying the Assumed Restricted Unit Award, and (B) a number of shares of Aetna common stock equal to the product of (x) the Per Share Stock Consideration, multiplied by (y) the number of shares of Humana common stock underlying the Assumed Restricted Unit Award. Except as provided in the immediately preceding sentence, each Assumed Restricted Unit Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Humana RSU Award or Humana PSU Award immediately prior to the effective time of the First Merger (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the First Merger).

Covenants

The Merger Agreement provides that, upon the closing of the Mergers, the board of directors of Aetna will be expanded to include four Humana directors who are independent with respect to Aetna and jointly designated by Humana and Aetna. The Merger Agreement also provides that after the closing, Aetna will maintain the corporate headquarters of its Medicare and Medicaid businesses in Louisville, Kentucky, and Humana LLC will maintain a significant corporate presence in Louisville, Kentucky.

Aetna and Humana each made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants by each of Humana and Aetna to, subject to certain exceptions, conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the consummation of the First Merger. Under the Merger Agreement, Aetna has agreed that its quarterly dividend will not exceed $0.25 per share and Humana has agreed that its quarterly dividend will not exceed $0.29 per share, in each case prior to the effective time of the First Merger. Declaration and payment of future Aetna dividends is at the discretion of Aetna’s board of directors and may be adjusted as business needs or market conditions change.

Under the Merger Agreement, each of Aetna and Humana has agreed to use its reasonable best efforts to consummate the Mergers so long as such actions would not have and would not reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect on Aetna or Humana. “Regulatory Material Adverse Effect” means, with respect to Aetna or Humana, a material adverse effect on the financial 3 #87371772v13 condition, business, revenue or earnings before interest, taxes, depreciation and amortization (“EBITDA”) of such person and its subsidiaries, taken as a whole. For purposes of determining whether any action has had or would reasonably be expected to have a Regulatory Material Adverse Effect on Humana, Humana and its subsidiaries will collectively be deemed to be a company the size of (and with revenue and EBITDA equal to those of) Aetna and its subsidiaries, taken as a whole (excluding, for the avoidance of doubt, Humana and its subsidiaries). In addition, for purposes of determining whether any action would have or would reasonably be expected to have a Regulatory Material Adverse Effect on Aetna or on Humana, impacts on Aetna, Humana or any of their respective subsidiaries will be aggregated.

Closing Conditions

The obligation of the parties to consummate the Mergers is subject to the approval and adoption of the Merger Agreement by Humana’s stockholders (which will require the approval of stockholders owning at least 75% of the outstanding shares of Humana common stock, unless Humana and Aetna agree that a lower approval threshold is permitted by Humana’s Certificate of Incorporation) and approval by Aetna’s shareholders (which will require the approval of a majority of the votes cast at the relevant meeting of Aetna shareholders at which a quorum is present) of the issuance of Aetna common stock to Humana’s stockholders (the “Stock Issuance”). The obligation of the parties to consummate the Mergers is further subject to customary closing conditions, including, among others, the absence of legal impediments in the United States or any of its territories to the consummation of the Mergers, the receipt of specified governmental consents and approvals, the early termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, compliance by Humana and Aetna in all material respects with their respective obligations under the Merger Agreement and, subject in most cases to exceptions that do not rise to the level of a “Company Material Adverse Effect” or “Parent Material Adverse Effect” (each as defined in the Merger Agreement), as applicable, the accuracy of representations and warranties made by Humana and Aetna, respectively. The obligation of Aetna and Humana to consummate the Mergers is also subject to there not having occurred an event that has had or would reasonably be expected to have, individually or in the aggregate, a “Company Material Adverse Effect” or “Parent Material Adverse Effect”, respectively. The obligation of the parties to consummate the Mergers is not subject to any financing condition.

In addition, Aetna’s obligation to consummate the Mergers is subject to (i) the Centers for Medicare & Medicaid Services (“CMS”) not having imposed any sanction involving suspension of marketing, enrollment and/or payment (other than civil monetary penalties that do not involve the suspension of payment) under any Medicare Advantage contract or Medicare Part D contract to which Humana or any of its subsidiaries is a party, (ii) CMS not having terminated any Medicare Advantage contract or Medicare Part D contract to which Humana or any of its subsidiaries is a party and (iii) Humana or any of its subsidiaries not having suspended enrollment or marketing under any Medicare Advantage contract or Medicare Part D contract to which Humana or any of its subsidiaries is a party (each of the items in clauses (i) through (iii), a “CMS Sanction”), in each case which CMS Sanction, individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to Humana and its subsidiaries, taken as a whole (it being understood and agreed that, among other things, the impact (and the reasonably expected impact) on current or future stars rating, membership, revenue, stars bonus payments, open enrollment and earnings, as well as the impact (both positive and negative) (and the reasonably expected impact) of any remediation or other offsetting actions taken by Humana or any of its subsidiaries, shall be taken into account in determining if such CMS Sanction, individually or in the aggregate with any and all other CMS Sanctions, is, or would reasonably be expected to be, material and adverse to Humana and its subsidiaries, taken as a whole) (a “Material CMS Sanction”).

Shareholder Meetings; Non-Solicitation; Intervening Events

The Merger Agreement requires Humana and Aetna to convene a stockholders meeting and shareholders meeting, respectively, for purposes of obtaining the necessary Humana stockholder approval and Aetna shareholder approval, and, subject to certain exceptions, each of Humana and Aetna have agreed (i) not to solicit alternative transactions or enter into discussions concerning, or provide information in connection with, any alternative transaction and (ii) that its board of directors will recommend that its stockholders or shareholders, as applicable, approve and adopt the Merger Agreement or the Stock Issuance, as applicable.

Prior to the approval of the Stock Issuance by Aetna’s shareholders or the approval and adoption of the Merger Agreement by Humana’s stockholders, as applicable, the Aetna board of directors or the Humana board of directors, as applicable, may, in connection with the receipt of a Parent Superior Proposal or Company Superior Proposal (each as defined on the Merger Agreement), respectively, or an Intervening Event (as defined in the Merger Agreement), change its recommendation in favor of the Stock Issuance or the Merger Agreement, respectively, subject to complying with notice and other specified conditions, including giving the other party the opportunity to propose changes to the Merger Agreement in response to such Parent Superior Proposal or Company Superior Proposal, as applicable, or Intervening Event, if the failure to make such change in recommendation would be reasonably likely to be inconsistent with its fiduciary duties.

Termination; Termination Fees

If either party’s board of directors changes its recommendation that its stockholders or shareholders, as applicable, approve and adopt the Merger Agreement or approve the Stock Issuance, as applicable, the other party may terminate the Merger Agreement. However, the party whose board of directors changes its recommendation does not have the right to terminate the Merger Agreement in connection with the receipt of a Parent Superior Proposal or Company Superior Proposal, as applicable, or an Intervening Event.

Aetna may terminate the Merger Agreement if any Material CMS Sanctions have been imposed, the impact of which is incapable of being or has not been cured or abated by the “end date” (as it may be extended pursuant to clause (1) of the following sentence). The Merger Agreement contains certain other termination rights, including the right of each party to terminate the Merger Agreement (1) if the Merger has not been consummated by the “end date” of June 30, 2016, subject to each party’s right to extend the end date for an additional six months if all closing conditions (other than (x) receipt of antitrust and other specified regulatory approvals or (y) the absence of Material CMS Sanctions) have been satisfied by June 30, 2016, (2) if a governmental authority in the United States or any of its territories has issued a law, injunction, judgment, order or decree which prohibits or enjoins the Mergers and which, in the case of a judgment, order or decree, has become permanent, final and nonappealable, (3) if the required vote of Humana stockholders is not obtained, (4) if the required vote of the Aetna shareholders is not obtained or (5) due to the other party’s breach in any material respect of the provisions of the Merger Agreement relating to non-solicitation of alternative transactions.

In the event of a termination of the Merger Agreement under certain circumstances, Aetna or Humana may be required to pay a termination fee to the other. Aetna would be required to pay to Humana a termination fee of $1.691 billion if the Merger Agreement is terminated by Humana (i) as a result of a change in the recommendation of Aetna’s board of directors to its shareholders to approve the Stock Issuance or (ii) due to Aetna’s breach in any material respect of the provisions of the Merger Agreement relating to non-solicitation of alternative transactions. In addition, Aetna would be required to pay to Humana a termination fee of $1.691 billion if (w) the required vote of Aetna’s shareholders is not obtained, (x) an acquisition of Aetna was publicly proposed or disclosed prior to such vote, (y) the Merger Agreement is terminated by either party and (z) within twelve months after such termination, Aetna enters into a definitive agreement providing for, or consummates, an alternative transaction with a third party. Humana would be required to pay to Aetna a termination fee of $1.314 billion if the Merger Agreement is terminated by Aetna (i) as a result of a change in the recommendation of Humana’s board of directors to its stockholders to approve and adopt the Merger Agreement or (ii) due to Humana’s breach in any material respect of the provisions of the Merger Agreement relating to non-solicitation of alternative transactions. In addition, Humana would be required to pay to Aetna a termination fee of $1.314 billion if (w) the required vote of Humana’s stockholders is not obtained, (x) an alternative acquisition of Humana was publicly proposed or disclosed prior to such vote, (y) the Merger Agreement is terminated by either party and (z) within twelve months after such termination, Humana enters into a definitive agreement providing for, or consummates, an alternative transaction with a third party.

In the event the Merger Agreement is terminated (i) as a result of the failure of the Mergers to occur on or before the end date (as it may be extended) due to the failure to achieve antitrust or other specified regulatory approvals, (ii) as a result of a final and non-appealable order or injunction relating to antitrust or other specified regulatory approvals or (iii) as a result of Aetna’s failure to take appropriate proceedings to contest an order or injunction in respect of antitrust or other specified regulatory matters within certain specified time periods, then Aetna would be required to pay Humana a termination fee of $1 billion.

Description of Merger Agreement Not Complete

The foregoing description of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. A copy of the Merger Agreement has been included to provide Aetna shareholders, Humana stockholders and other security holders with information regarding its terms and is not intended to provide any factual information about Aetna or Humana. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; are not intended as statements of fact to be relied upon by Aetna’s shareholders, Humana’s stockholders or other security holders, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by Aetna shareholders or Humana stockholders or other security holders. Aetna shareholders, Humana stockholders and other security holders are not third-party beneficiaries under the Merger Agreement (except with respect to Humana stockholders’ right to receive the Merger Consideration following the effective time of the First Merger) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Humana, Aetna, Merger Sub 1 or Merger Sub 2. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Aetna’s or Humana’s public disclosures. Aetna acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading.

Bridge Facility Commitment Letter

On July 2, 2015, Aetna entered into a bridge facility commitment letter (the “Commitment Letter”) pursuant to which Citigroup Global Markets Inc., UBS AG, Stamford Branch, and UBS Securities LLC have committed to provide up to $16.2 billion under a 364-day senior unsecured bridge loan facility to finance the Mergers in the event that Aetna has not received any combination of (i) senior notes, (ii) senior unsecured term loans and/or (iii) commercial paper in an aggregate principal amount of at least $16.2 billion prior to the consummation of the Mergers. The commitment is subject to various conditions. The foregoing description of the Commitment Letter does not purport to be complete, and is qualified in its entirety by reference to the full text of the Commitment Letter, which is attached hereto as Exhibit 2.2 and is incorporated herein by reference.

Important Information For Investors And Stockholders

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the proposed transaction between Aetna and Humana, Aetna and Humana will file relevant materials with the Securities and Exchange Commission (the “SEC”), including an Aetna registration statement on Form S-4 that will include a joint proxy statement of Aetna and Humana that also constitutes a prospectus of Aetna, and a definitive joint proxy statement/prospectus will be mailed to stockholders of Aetna and Humana. INVESTORS AND SECURITY HOLDERS OF AETNA AND HUMANA ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by Aetna or Humana through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by Aetna will be available free of charge on Aetna’s internet website at http://www.Aetna.com or by contacting Aetna’s Investor Relations Department at 860-273-8204.  Copies of the documents filed with the SEC by Humana will be available free of charge on Humana’s internet website at http://www.Humana.com or by contacting Humana’s Investor Relations Department at 502-580-3644.

Aetna, Humana, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of Humana is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 18, 2015, its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on March 6, 2015, and its Current Report on Form 8-K, which was filed with the SEC on April 17, 2015.  Information about the directors and executive officers of Aetna is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 27, 2015, its proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on April 3, 2015 and its Current Reports on Form 8-K, which were filed with the SEC on May 19, 2015 and May 26, 2015.  Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Section 9 – Financial Statements and Exhibits

Item 9.01.       Financial Statements and Exhibits.

(d) Exhibits

2.1	Agreement and Plan of Merger dated as of July 2, 2015 among Aetna Inc., Echo Merger Sub, Inc., Echo Merger Sub, LLC and Humana Inc.*

2.2	Bridge Facility Commitment Letter among Aetna Inc., Citigroup Global Markets Inc., UBS AG, Stamford Branch, and UBS Securities LLC, dated July 2, 2015.

* The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Aetna agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETNA INC.

Date:	July 7, 2015	By:	/s/ Sharon A. Virag
			Name:	Sharon A. Virag
			Title:	Vice President, Controller and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated as of July 2, 2015 among Aetna Inc., Echo Merger Sub, Inc., Echo Merger Sub, LLC and Humana Inc.*
2.2	Bridge Facility Commitment Letter among Aetna Inc., Citigroup Global Markets Inc., UBS AG, Stamford Branch, and UBS Securities LLC, dated July 2, 2015.

* The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Aetna agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.